Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 31, 2023
	Contact:	Mr. Gary A. Harris
Farmers and Merchants Bancshares, Inc.		President and Chief Executive Officer
4510 Lower Beckleysville Rd, Suite H		(410) 374-1510, ext. 1104
Hampstead, Maryland 21074

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $3,570,968 OR $1.16 PER SHARE FOR THE SIX MONTHS ENDED JUNE 30, 2023

HAMPSTEAD, MARYLAND (July 31, 2023) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the six months ended June 30, 2023 was $3,570,968, or $1.16 per common share (basic and diluted), compared to $4,101,535, or $1.35 per common share (basic and diluted), for the same period in 2022. The Company’s return on average equity during the six months ended June 30, 2023 was 14.34% compared to 15.37% for the same period in 2022. The Company’s return on average assets during the six months ended June 30, 2023 was 0.99% compared to 1.15% for the same period in 2022.

Net income for the three months ended June 30, 2023 was $1,670,117, or $0.54 per common share (basic and diluted), compared to $2,050,733, or $0.67 per common share (basic and diluted), for the second quarter of 2022. The Company’s return on average equity during the three months ended June 30, 2023 was 13.22% compared to 16.27% for the same period in 2022. The Company’s return on average assets during the three months ended June 30, 2023 was 0.92% compared to 1.15% for the same period in 2022.

Net interest income for the six months ended June 30, 2023 was $808,376 lower when compared to the same period in 2022 due to a decrease in the taxable equivalent net yield on average net interest earning assets to 3.09% for the six months ended June 30, 2023 from 3.48% for the same period in 2022. The decline in net yield was partially offset by a $26.5 million increase in average interest earning assets to $705.8 million for the six months ended June 30, 2023 from $679.3 million for the same period in 2022. Higher interest expense on deposits and borrowings was the driving factor in the lower net interest income. The Federal Reserve rate increases caused the cost of deposits and borrowings to increase significantly by 90 basis points to 1.29% for the six months ended June 30, 2023 from 0.39% for the same period in 2022. In addition, average interest bearing liabilities increased by $20.5 million to $545.8 million for the six months ended June 30, 2023 from $525.3 million for the same period in 2022. The taxable equivalent yield on total average interest-earning assets increased 31 basis points to 4.09% for the six months ended June 30, 2023 from 3.78% for the same period in 2022, partially offsetting the higher cost of funds. Based on the Company’s CECL methodology, a recovery of $495,000 of credit losses was recorded for the six months ended June 30, 2023 compared to no provision or recovery for the six months ended June 30, 2022. $457,682 of this recovery relates to loans and is due to a recovery of $375,000 was from loans charged off over 10 years ago which also resulted in a decrease in the required reserve for loans of $82,682.

Noninterest income decreased by $151,784 for the six months ended June 30, 2023 when compared to the same period in 2022, primarily as a result of a $128,745 decrease in mortgage banking revenue and a $158,123 decrease in the gain on sale of SBA loans, offset by a $43,339 increase in the fair value adjustment of an equity security and a $62,590 increase in Bank owned life insurance income. The decrease in mortgage banking revenue reflects a decline in refinancings due to rising interest rates. Noninterest expense was $74,898 higher in the six months ended June 30, 2023 than in the same period in 2022, due primarily to a $244,109 increase in salaries and benefits, offset by a $197,252 decrease in other expenses. The decrease in other expenses was due primarily to third party fees incurred during the first quarter of 2022 related to the recruitment and hiring of new employees. The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees.

Income taxes decreased by $9,491 during the six months ended June 30, 2023 when compared to the same period in 2022. The effective tax rate increased to 25.1% for the six months ended June 30, 2023 from 22.7% for the same period last year due to a decrease in the amount of nontaxable income included in pretax income year-over-year.

Total assets increased to $730 million at June 30, 2023 from $718 million at December 31, 2022. Loans increased to $531 million at June 30, 2023 from $517 million at December 31, 2022. Investments in debt securities decreased to $140 million at June 30, 2023 from $147 million at December 31, 2022. Deposits increased to $632 million at June 30, 2023 from $624 million at December 31, 2022. The implementation of the new credit loss methodology required by generally accepted accounting principles, known as current expected credit losses, or CECL, on January 1, 2023 resulted in a $470,999 increase in the credit loss reserve on loans, available credit, and held to maturity securities. This additional reserve, net of income taxes, was recorded as a reduction of equity and was not a component of the income statement. The Company’s tangible equity was $43 million at June 30, 2023 compared to $41 million at December 31, 2022.

The book value of the Company’s common stock increased to $16.13 per share at June 30, 2023 from to $15.56 per share at December 31, 2022. Book value per share at June 30, 2023 is reflective of the $24 million unrealized loss on the Company’s available for sale (“AFS”) investment portfolio as a result of the significant rise in interest rates over the last 21 months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The Company’s AFS investment portfolio is comprised of 84% government agency mortgage backed securities which are fully guaranteed, 8% investment grade non agency mortgage backed securities, 3% investment grade corporate and municipal bonds, and 5% subordinated debt of other community banks. Based on management analysis, there is no indication of credit deterioration in any of the bonds and the Company intends to hold these investments to maturity, so no actual losses are anticipated. The unrealized loss on the AFS investment portfolio had no impact on regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital positive or negative changes in the market value of the AFS investment portfolio.

The Company began utilizing the Federal Reserve Bank’s (“FRB”) Bank Term Funding Program (“BTFP”) during the second quarter and had borrowings of $10,000,000 outstanding at June 30, 2023. Eligible collateral for the BTFP includes mortgage backed securities which are valued at par instead of market providing greater availability than other facilities. The BTFP also provides competitive fixed rates for up to a one year term and advances can be refinanced or paid off in full or in part anytime. This facility along with our Federal Home Loan Bank facility, other borrowing lines available, unpledged securities, brokered deposit access, and cash provided us with access to approximately $328 million of liquidity at June 30, 2023.

Gary A. Harris, President and CEO, commented “Our second quarter and year to date earnings were negatively impacted by higher deposit and borrowing costs which continues to squeeze our net interest margin. However, our loan portfolio continues to grow with strong credit quality despite rising rates. I have confidence in our experienced team to manage through this difficult interest rate environment. We have access to ample liquidity including the recently implemented BTFP facility.”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2023	2022

Assets

Cash and due from banks	$11,034,175	$6,414,822
Federal funds sold and other interest-bearing deposits	1,253,343	848,715
Cash and cash equivalents	12,287,518	7,263,537
Certificates of deposit in other banks	100,000	100,000
Securities available for sale, at fair value	119,760,780	126,314,449
Securities held to maturity, at amortized cost less allowance for credit losses of $50,445 and $0	20,188,458	20,508,997
Equity security, at fair value	493,489	489,145
Restricted stock, at cost	1,077,500	1,332,500
Mortgage loans held for sale	-	428,355
Loans, less allowance for credit losses of $4,646,836 and $4,150,198	530,999,092	516,920,540
Premises and equipment, net	6,054,185	6,186,594
Accrued interest receivable	1,825,427	1,815,784
Deferred income taxes, net	8,746,561	8,392,658
Other real estate owned, net	1,242,365	1,242,365
Bank owned life insurance	14,757,189	14,585,342
Goodwill and other intangibles, net	7,038,588	7,042,752
Other assets	5,690,973	5,587,654
	$730,262,125	$718,210,672

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$120,971,669	$126,695,349
Interest-bearing	510,839,221	496,915,775
Total deposits	631,810,890	623,611,124
Securities sold under repurchase agreements	4,062,938	5,175,303
Federal Home Loan Bank of Atlanta advances	14,000,000	20,000,000
Federal Reserve Bank advances	10,000,000	-
Long-term debt, net of issuance costs	14,154,010	15,095,642
Accrued interest payable	1,120,963	349,910
Other liabilities	5,279,080	6,203,730
	680,427,881	670,435,709
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,090,368 shares in 2023 and 3,071,214 shares in 2022	30,904	30,712
Additional paid-in capital	29,941,488	29,549,914
Retained earnings	37,508,400	35,300,166
Accumulated other comprehensive loss	(17,646,548)	(17,105,829)
	49,834,244	47,774,963
	$730,262,125	$718,210,672

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Interest income
Loans, including fees	$6,368,721	$5,370,350	$12,414,269	$11,053,712
Investment securities - taxable	769,999	742,087	1,532,207	1,386,548
Investment securities - tax exempt	139,528	140,823	279,372	290,310
Federal funds sold and other interest earning assets	105,974	21,887	210,903	34,302
Total interest income	7,384,222	6,275,147	14,436,751	12,764,872

Interest expense
Deposits	1,735,965	319,204	2,770,816	657,764
Securities sold under repurchase agreements	7,501	2,433	11,839	5,684
Federal Home Loan Bank advances	208,536	12,588	412,983	25,038
Federal Reserve Bank advances	13,000	-	13,263	-
Long-term debt	148,390	168,737	299,952	340,112
Total interest expense	2,113,392	502,962	3,508,853	1,028,598
Net interest income	5,270,830	5,772,185	10,927,898	11,736,274

Recovery of credit losses	(225,000)	-	(495,000)	-

Net interest income after recovery of credit losses	5,495,830	5,772,185	11,422,898	11,736,274

Noninterest income
Service charges on deposit accounts	204,726	191,727	391,433	373,193
Mortgage banking income	33,636	64,986	58,929	187,674
Bank owned life insurance income	88,741	56,266	171,846	109,256
Fair value adjustment of equity security	(7,341)	(18,096)	(1,574)	(44,913)
Gain on sale of SBA loans	-	64,523	-	158,123
Other fees and commissions	83,488	82,235	165,030	154,115
Total noninterest income	403,250	441,641	785,664	937,448

Noninterest expense
Salaries	1,850,494	1,928,257	3,726,938	3,668,652
Employee benefits	541,173	437,615	1,135,230	949,407
Occupancy	202,147	213,238	416,263	441,665
Furniture and equipment	252,924	224,593	492,651	439,208
Other	838,909	764,883	1,672,000	1,869,252
Total noninterest expense	3,685,647	3,568,586	7,443,082	7,368,184

Income before income taxes	2,213,433	2,645,240	4,765,480	5,305,538
Income taxes	543,316	594,507	1,194,512	1,204,003
Net income	$1,670,117	$2,050,733	$3,570,968	$4,101,535

Earnings per common share - basic and diluted	$0.54	$0.67	$1.16	$1.35